As filed with the Securities and Exchange Commission on December 16, 2022

 Registration No. 333-__________

UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

 Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER

 THE SECURITIES ACT OF 1933

On Holding AG

(Exact Name of Registrant as specified in its charter)

Not Applicable

(Translation of Registrant’s name into English)

Switzerland (State or other jurisdiction of incorporation or organization)	3021 (Primary Standard Industrial Classification Code Number)	Not Applicable (I.R.S. Employer Identification No.)

On Holding AG Tax Recognition Grants Plan

(Full title of the plan)

Förrlibuckstrasse 190

8005 Zürich

Switzerland

+41 44 225 15 55

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

+1 800 221-0102

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Deanna L. Kirkpatrick Michael Kaplan Yasin Keshvargar Davis Polk & Wardwell LLP 450 Lexington Avenue New York, NY 10017 +1 212 450-4000	Stephan Erni Patrick Schleiffer Lenz & Staehelin Brandschenkestrasse 24 CH-8027 Zürich Switzerland +41 58 450 80 00

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act of 1933, as amended (“Securities Act”). In accordance with the rules and regulations of the U.S. Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents are incorporated herein by reference:

(a) Annual Report of the Registrant for the year ended December 31, 2021, filed with the Commission on March 18, 2022 (the “Form 20-F”), which contains the Registrant’s audited financial statements for the latest fiscal year for which such statements have been filed;

(b) The Registrant’s Reports on Form 6-K filed with the Commission on April 11, 2022 (only with respect to “Board of Directors Compensation—Compensation awarded to the Board of Directors in 2021” and “Executive Board Compensation—Compensation awarded to the EB in 2021” in Exhibit 99.7 thereto), May 17, 2022 (only with respect to Exhibit 99.2 thereto), May 25, 2022 (other than with respect to Exhibit 99.2 thereto), August 16, 2022 (only with respect to Exhibits 99.1 and 99.2 thereto, and as amended by our Report on Form 6-K/A, filed with the SEC on December 16, 2022) and November 16, 2022 (only with respect to Exhibit 99.2 thereto); and

(c) The description of the Registrant’s share capital, contained in the Registrant’s Registration Statement on Form 8-A, dated September 10, 2021, including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Registrant with Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act of 1934, as amended (the “Exchange Act”), prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, including any Reports of Foreign Private Issuers on Form 6-K submitted during such period (or portion thereof) that is identified in such form as being incorporated by reference into this Registration Statement, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any documents or portions thereof, whether specifically listed above or filed in the future, that are not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Under Swiss corporate law, an indemnification by the corporation of a director or member of the executive committee in relation to potential personal liability is not effective to the extent the director or member of the executive committee intentionally or grossly negligently violated his or her corporate duties towards the corporation. Furthermore, the general meeting of shareholders may discharge (release) the directors and members of the executive committee from liability for their conduct to the extent the respective facts are known to shareholders. Such discharge is effective only with respect to claims of the company and of those shareholders who approved the discharge or who have since acquired their shares in full knowledge of the discharge. Most violations of corporate law are regarded as violations of duties towards the corporation rather than towards the shareholders. In addition, indemnification of other controlling persons is not permitted under Swiss corporate law, including shareholders of the corporation.

Subject to Swiss law, our articles of association provide for indemnification of the existing and former members of the board of directors and the executive committee and their heirs, executors and administrators against liabilities arising in connection with the performance of their duties in such capacity, and permit us to advance the expenses of defending any act, suit or proceeding to our directors and executive officers to the extent not included in insurance coverage or advanced by third parties. In addition, under general principles of Swiss employment law, an employer may be required to indemnify an employee against losses and expenses incurred by such employee in the proper execution of his or her duties under the employment agreement with the employer.

We have entered into indemnification agreements with each of the members of our board of directors and executive officers.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, the Registrant has been advised that, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number

4.1	Articles of Association of On Holding AG (translated into English) (incorporated by reference to Exhibit 99.1 of the Registrant’s Report on Form 6-K, filed with the Commission on May 25, 2022)

5.1*	Opinion of Lenz & Staehlin, Swiss counsel of On Holding AG, as to the validity of the securities being registered

23.1*	Consent of PricewaterhouseCoopers AG

23.2*	Consent of Lenz & Staehlin, Swiss counsel of On Holding AG (included in Exhibit 5.1)

24.1*	Powers of Attorney (included in the signature pages hereto)

99.1*	On Holding AG Tax Recognition Grants Plan

107*	Filing Fee Table

*Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)    To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)    To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)    To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in this registration statement; and

(iii)   To include any material information with respect to the Plans not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)   That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)   To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)   The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions referenced in Item 6 of this Registration Statement, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 16, 2022.

ON HOLDING AG

By:	/s/ David Allemann
	Name:	David Allemann
	Title:	Co- Founder and Executive Co-Chairman

By:	/s/ Caspar Coppetti
	Name:	Caspar Coppetti
	Title:	Co-Founder and Executive Co-Chairman

By:	/s/ Olivier Bernhard
	Name:	Olivier Bernhard
	Title:	Co-Founder and Executive Director

By:	/s/ Martin Hoffmann
	Name:	Martin Hoffmann
	Title:	Chief Financial Officer and Co-Chief Executive Officer

By:	/s/ Marc Maurer
	Name:	Marc Maurer
	Title:	Co-Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below hereby constitutes and appoints Martin Hoffmann and Roman Bretschger and each of them, individually, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead in any and all capacities, in connection with this registration statement, including to sign in the name and on behalf of the undersigned, this registration statement and any and all amendments thereto, including post-effective amendments and registrations filed pursuant to Rule 462 under the U.S. Securities Act of 1933, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the U.S. Securities and Exchange Commission, granting unto such attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons on December 16, 2022 in the capacities indicated:

Name	Title

/s/ David Allemann	Co-Founder and Executive Co-Chairman
David Allemann	(principal executive officer)
/s/ Caspar Coppetti	Co-Founder and Executive Co-Chairman
Caspar Coppetti	(principal executive officer)
/s/ Olivier Bernhard	Co-Founder and Executive Director
Olivier Bernhard	(principal executive officer)
/s/ Martin Hoffmann	Chief Financial Officer and Co-Chief Executive Officer
Martin Hoffmann	(principal financial officer and principal accounting officer)
/s/ Marc Maurer	Co-Chief Executive Officer
Marc Maurer	(principal operating officer)
/s/ Alex Perez	Director
Alex Perez
/s/ Kenneth A. Fox	Director
Kenneth A. Fox
/s/ Amy Banse	Director
Amy Banse

/s/ Dennis Durkin	Director
Dennis Durkin

SIGNATURE OF AUTHORIZED U.S. REPRESENTATIVE

Under the Securities Act of 1933, the undersigned, the duly authorized representative in the United States of On Holding AG, has signed this registration statement or amendment thereto on December 16, 2022.

Cogency Global Inc., Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries Title: Senior Vice President